PRESS RELEASE

FEBRUARY 19, 2002

SAUER-DANFOSS INC. ACQUIRES MINORITY SHARE OF COMATROL S.p.A AND ENTERS INTO STRATEGIC ALLIANCE

AMES, Iowa, USA, February 19, 2002 — Sauer-Danfoss Inc. (NYSE: SHS; FSE: SAR) today announced that it has closed an agreement to purchase a minority interest in Comatrol S.p.A, effective January 1, 2002, and to enter into a strategic alliance to develop and manufacture cartridge valves and hydraulic integrated circuits (“HICs”) under the Sauer-Danfoss brand label as well as marketing, sales and support through the Sauer-Danfoss organization. The alliance strengthens Sauer-Danfoss’ product portfolio of cartridge valves and HIC manifolds for the European market and will strengthen the market position of the Comatrol products.  Terms of the agreement were not disclosed.

Located in Reggio Emilia, Italy, Comatrol is a manufacturer of hydraulic cartridge valves and HIC manifolds. Comatrol was founded in 1978. In 1990, it came under the control of majority shareholder Mr. Mosé Arduini, and Comatrol has since grown into a technology leader known for its high-quality products and customer focus within the application areas of material handling, construction and agriculture. Comatrol has 90 employees and annual sales of approximately $16 million.

Comatrol will be a strategic partner with Sauer-Danfoss’ Valves global business unit headed by Vice President, Henrik Krabsen. The global business unit develops and manufactures hydraulic load sensing proportional valves, joysticks, directional control valves and cartridge/HIC manifolds and has development and manufacturing facilities in Nordborg, Denmark; Easley, South Carolina; Hillsboro, Oregon; Povazská, Slovakia; and Caxias do Sul, Brazil.

Executive Offices: 2800 East 13th Street, Ames, Iowa 50010 · Krokamp 35, D-24539 Neumünster ·
DK-6430 Nordborg

“This alliance with Comatrol is a very important step in establishing Sauer-Danfoss as a significant global player in the cartridge/HIC manifold market and particularly strengthening our European position. Comatrol is a well-known and respected company in Europe, and we are pleased that the Arduini family and the entire Comatrol team will help us develop the cartridge/HIC manifold business globally,” commented Henrik Krabsen.

Mosé Arduini commented, “We are excited to enter a partnership with a company that has similar values pertaining to customer satisfaction, quality and a sincere commitment to the environment.  The two companies complement each other, with our products satisfying systems requirements, and Sauer-Danfoss providing an entrance into a vast variety of applications for our cartridges and manifolds. This is a very positive and beneficial relationship for both of our companies and employees.”

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems, components, and electronics for use primarily in applications of mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the Americas, and the Asia-Pacific region, and principal business centers in Ames, Iowa; Neumünster, Germany; and Nordborg, Denmark.  More details online at www.sauer-danfoss.com.

For further information please contact:

Sauer-Danfoss Inc. — Investor Relations

Kenneth D. McCuskey	Sauer-Danfoss Inc.	Phone:	(515) 239-6364
Vice President - Finance	2800 East 13th Street	Fax:	(515) 239-6443
	Ames, Iowa, USA, 50010	kmccuskey@sauer-danfoss.com

John N. Langrick	Sauer-Danfoss Inc.	Phone:	+49-4321-871-190
Director of Finance - Europe	Krokamp 35	Fax:	+49-4321-871-121
	D-24539 Neumünster	jlangrick@sauer-danfoss.com

Internet: http://www.sauer-danfoss.com